Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 16, 2022 with respect to the consolidated financial statements of AGM Group Holdings Inc., for the year ended December 31, 2021 in this Registration Statement on Form 20-F of AGM Group Holdings Inc. filed with the Securities and Exchange Commission.

TPS Thayer, LLC

Sugar Land, Texas

May 16, 2022